Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com

United Rentals Announces Second Quarter 2016 Results
Reaffirms 2016 Financial Outlook; Updates Rate and Time Utilization Outlook

STAMFORD, Conn. – July 20, 2016 – United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter 2016. Total revenue was $1.421 billion and rental revenue was $1.204 billion for the second quarter, compared with $1.429 billion and $1.220 billion, respectively, for the same period last year. On a GAAP basis, the company reported second quarter net income of $134 million, or $1.52 per diluted share, compared with $86 million, or $0.88 per diluted share, for the same period last year.1

Adjusted EPS2 for the quarter was $2.06 per diluted share, compared with $1.95 per diluted share for the same period last year. Adjusted EBITDA2 was $679 million and adjusted EBITDA margin was 47.8%, reflecting decreases of $27 million and 160 basis points, respectively, from the same period last year.

Second Quarter 2016 Highlights

•
Within rental revenue[3], owned equipment rental revenue decreased 1.6% year-over-year, reflecting a 2.4% drop in rental rates, offset by an increase of 3.0% in the volume of equipment on rent, which included the adverse impact from currency.

•
In May and June, month-over-month sequential rates increased 50 basis points and 60 basis points, respectively, representing the first increases in sequential rates in 16 months. The company updated its 2016 outlook for rental rates to reflect a smaller expected year-over-year decrease.

•	Time utilization increased 90 basis points year-over-year to 67.5%.

•	Rental revenue generated by the company’s Trench Safety and Power & HVAC specialty businesses, combined, increased by 15% year-over-year, primarily on a same store basis.

•
The company generated $134 million of proceeds from used equipment sales at a GAAP gross margin of 41.0% and an adjusted gross margin of 47.8%, compared with $124 million at a GAAP gross margin of 45.2% and an adjusted gross margin of 50.0% for the same period last year.[4]

•
In May 2016, the company redeemed all $300 million of its 8 1/4 % Senior Notes and $550 million of its 7 3/8 % Senior Notes, and issued $750 million of 5 7/8 % Senior Notes. In August 2016, the company expects to redeem the remaining $200 million of its 7 3/8 % Senior Notes. The notes redeemed in May, as well as those expected to be redeemed in August, would have matured in 2020 and 2021, and the issued notes will mature in 2026. The company expects annualized interest savings of approximately $30 million as a result of these actions. In June 2016, the company extended the maturity date of its ABL facility to June 2021.

_______________

1.
GAAP net income and diluted earnings per share for the second quarter 2016 and 2015 include debt extinguishment losses of $16 million, or $0.18 per diluted share, and $74 million, or $0.76 per diluted share, respectively.

2.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the items noted in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures.

3.	Total rental revenue decreased 1.3% including the adverse impact from currency. Excluding this impact, rental revenue would have decreased 1.0% year-over-year.

4.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "During our second quarter, we were pleased with the positive progression of monthly rental rates, which we attribute to the combined impact of our internal initiatives and solid growth in several of our core U.S. markets. While conditions remain challenging in Canada, we see solid customer activity on both the East and West Coasts of the U.S., at the same time that our emphasis on specialty rentals continues to pay dividends."
Kneeland continued, "Based on what we saw through the mid-year, and what we hear from the field, we continue to expect our business to improve both seasonally and cyclically. Consequently, we can reaffirm our 2016 revenue, EBITDA, capital spending and free cash flow guidance. While we remain mindful of the elevated uncertainty towards the direction of the global economy, we also know that we have considerable flexibility in operating our business to address changing market dynamics."

Six Months 2016 Highlights

•
Within rental revenue[5], owned equipment rental revenue decreased 1.3% year-over-year, reflecting a 2.6% drop in rental rates, offset by an increase of 2.8% in the volume of equipment on rent, which included the adverse impact from currency.

•	Time utilization increased 40 basis points year-over-year to 65.8%.

•	Rental revenue generated by the company’s Trench Safety and Power & HVAC specialty businesses, combined, increased by 14% year-over-year, primarily on a same store basis.

•	Net income was $226 million, or $2.52 per diluted share, compared with $201 million, or $2.04 per diluted share, for the same period last year.[6]

•	Adjusted EBITDA was $1.263 billion and adjusted EBITDA margin was 46.2%, reflecting decreases of $45 million and 150 basis points, respectively, from the same period last year.

•
The company generated $249 million of proceeds from used equipment sales at a GAAP gross margin of 41.0% and an adjusted gross margin of 48.2%, compared with $240 million at a GAAP gross margin of 45.0% and an adjusted gross margin of 50.4% for the same period last year.

•
The company generated $1.247 billion of net cash provided by operating activities and $792 million of free cash flow[7], compared with $1.250 billion and $432 million, respectively, for the same period last year. Net rental capital spending was $473 million for the first six months of 2016, compared with $776 million for the same period last year.

______________

5.	Total rental revenue decreased 1.0% including the adverse impact from currency. Excluding this impact, rental revenue would have decreased 0.4% year-over-year.

6.
GAAP net income and diluted earnings per share for the first six months 2016 and 2015 include debt extinguishment losses of $16 million, or $0.18 per diluted share, and $75 million, or $0.77 per diluted share, respectively.

7.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

2016 Outlook
The company has reaffirmed its outlook for revenue, adjusted EBITDA and free cash flow. The company updated its outlook for rental rates and time utilization to reflect a smaller decrease in rental rates and a decrease in time utilization. The company added a forecast of net cash provided by operating activities and provided ranges for its gross and net rental capital expenditures. The company's full year outlook is as follows:

	Prior Outlook	Current Outlook
Total revenue	$5.6 billion to $5.8 billion	$5.6 billion to $5.8 billion
Adjusted EBITDA[8]	$2.65 billion to $2.75 billion	$2.65 billion to $2.75 billion
Decrease in rental rates (year-over-year)	(3%) to (4%)	(2%) to (3%)
Time utilization (67.3% in 2015)	Approximately 68.3%	Approximately 68.0%
Net rental capital expenditures after gross purchases	Approximately $700 million, after gross purchases of approximately $1.2 billion	Approximately $650 million to $750 million, after gross purchases of approximately $1.15 billion to $1.25 billion
Net cash provided by operating activities	Not forecasted	$1.6 billion to $1.7 billion
Free cash flow	$900 million to $1.0 billion	$900 million to $1.0 billion

Free Cash Flow and Fleet Size

For the first six months of 2016 and 2015, net cash provided by operating activities was $1.247 billion and $1.250 billion, respectively. For the first six months of 2016, free cash flow was $792 million, after total rental and non-rental gross capital expenditures of $764 million. By comparison, free cash flow for the first six months of 2015 was $432 million after total rental and non-rental gross capital expenditures of $1.066 billion.
The size of the rental fleet was $8.94 billion of original equipment cost at June 30, 2016, compared with $8.73 billion at December 31, 2015. The age of the rental fleet was 43.4 months on an OEC-weighted basis at June 30, 2016, compared with 43.1 months at December 31, 2015.

Return on Invested Capital (ROIC)

Return on invested capital was 8.5% for the 12 months ended June 30, 2016, a decrease of 50 basis points from the 12 months ended June 30, 2015. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.9

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, July 21, 2016, at 11:00 a.m. Eastern Time. The conference call number is 866-764-6147 (international: 973-935-8698). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1673542.
______________

8.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

9.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 11.5% for the 12 months ended June 30, 2016, a decrease of 70 basis points from the 12 months ended June 30, 2015.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization, asset impairment charge and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.

Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes, the merger related costs and the restructuring charges. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 895 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,200 classes of equipment for rent with a total original cost of $8.94 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which occurred during the economic downturn and significantly affected our revenues and profitability, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contacts:
Fred Bratman                Ted Grace
(203) 618-7318            (203) 618-7122
Cell: (917) 847-4507            Cell: (203) 399-8951
fbratman@ur.com            tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Equipment rentals	$1,204	$1,220	$2,321	$2,345
Sales of rental equipment	134	124	249	240
Sales of new equipment	36	39	66	72
Contractor supplies sales	22	21	41	39
Service and other revenues	25	25	54	48
Total revenues	1,421	1,429	2,731	2,744
Cost of revenues:
Cost of equipment rentals, excluding depreciation	456	445	905	889
Depreciation of rental equipment	242	240	485	475
Cost of rental equipment sales	79	68	147	132
Cost of new equipment sales	29	33	54	60
Cost of contractor supplies sales	15	15	28	27
Cost of service and other revenues	10	10	22	19
Total cost of revenues	831	811	1,641	1,602
Gross profit	590	618	1,090	1,142
Selling, general and administrative expenses	177	175	354	356
Merger related costs	—	1	—	(26)
Restructuring charge	2	—	4	1
Non-rental depreciation and amortization	64	67	131	136
Operating income	347	375	601	675
Interest expense, net	132	232	239	353
Other income, net	(2)	(6)	(2)	(9)
Income before provision for income taxes	217	149	364	331
Provision for income taxes	83	63	138	130
Net income	$134	$86	$226	$201
Diluted earnings per share	$1.52	$0.88	$2.52	$2.04

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$265	$179
Accounts receivable, net	867	930
Inventory	71	69
Prepaid expenses and other assets	61	116
Total current assets	1,264	1,294
Rental equipment, net	6,325	6,186
Property and equipment, net	437	445
Goodwill	3,259	3,243
Other intangible assets, net	825	905
Other long-term assets	10	10
Total assets	$12,120	$12,083
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$576	$607
Accounts payable	609	271
Accrued expenses and other liabilities	323	355
Total current liabilities	1,508	1,233
Long-term debt	7,265	7,555
Deferred taxes	1,790	1,765
Other long-term liabilities	55	54
Total liabilities	10,618	10,607
Common stock	1	1
Additional paid-in capital	2,259	2,197
Retained earnings	1,314	1,088
Treasury stock	(1,885)	(1,560)
Accumulated other comprehensive loss	(187)	(250)
Total stockholders’ equity	1,502	1,476
Total liabilities and stockholders’ equity	$12,120	$12,083

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net income	$134	$86	$226	$201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	306	307	616	611
Amortization of deferred financing costs and original issue discounts	2	2	4	5
Gain on sales of rental equipment	(55)	(56)	(102)	(108)
Gain on sales of non-rental equipment	—	(2)	(1)	(4)
Stock compensation expense, net	13	11	22	25
Merger related costs	—	1	—	(26)
Restructuring charge	2	—	4	1
Loss on repurchase/redemption of debt securities and amendment of ABL facility	26	121	26	123
Excess tax benefits from share-based payment arrangements	(26)	—	(53)	—
Increase in deferred taxes	44	31	69	70
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(35)	(44)	68	37
Decrease (increase) in inventory	2	1	(2)	(3)
(Increase) decrease in prepaid expenses and other assets	—	(21)	64	(3)
Increase in accounts payable	281	217	337	401
Decrease in accrued expenses and other liabilities	(51)	(79)	(31)	(80)
Net cash provided by operating activities	643	575	1,247	1,250
Cash Flows From Investing Activities:
Purchases of rental equipment	(622)	(693)	(722)	(1,016)
Purchases of non-rental equipment	(19)	(28)	(42)	(50)
Proceeds from sales of rental equipment	134	124	249	240
Proceeds from sales of non-rental equipment	3	4	7	8
Purchases of other companies, net of cash acquired	(1)	(58)	(14)	(58)
Net cash used in investing activities	(505)	(651)	(522)	(876)
Cash Flows From Financing Activities:
Proceeds from debt	3,050	3,171	3,964	5,907
Payments of debt	(2,983)	(2,943)	(4,320)	(5,647)
Payment of contingent consideration	—	(52)	—	(52)
Payments of financing costs	(12)	(2)	(12)	(26)
Proceeds from the exercise of common stock options	—	1	—	1
Common stock repurchased	(172)	(158)	(336)	(501)
Excess tax benefits from share-based payment arrangements	26	—	53	—
Net cash (used in) provided by financing activities	(91)	17	(651)	(318)
Effect of foreign exchange rates	(1)	2	12	(14)
Net increase (decrease) in cash and cash equivalents	46	(57)	86	42
Cash and cash equivalents at beginning of period	219	257	179	158
Cash and cash equivalents at end of period	$265	$200	$265	$200
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$56	$65	$3	$30
Cash paid for interest	150	162	219	253

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	Change	2016	2015	Change
General Rentals
Reportable segment equipment rentals revenue	$1,015	$1,048	(3.1)%	$1,970	$2,024	(2.7)%
Reportable segment equipment rentals gross profit	417	456	(8.6)%	774	839	(7.7)%
Reportable segment equipment rentals gross margin	41.1%	43.5%	(240) bps	39.3%	41.5%	(220) bps
Trench, Power and Pump
Reportable segment equipment rentals revenue	$189	$172	9.9%	$351	$321	9.3%
Reportable segment equipment rentals gross profit	89	79	12.7%	157	142	10.6%
Reportable segment equipment rentals gross margin	47.1%	45.9%	120 bps	44.7%	44.2%	50 bps
Total United Rentals
Total equipment rentals revenue	$1,204	$1,220	(1.3)%	$2,321	$2,345	(1.0)%
Total equipment rentals gross profit	506	535	(5.4)%	931	981	(5.1)%
Total equipment rentals gross margin	42.0%	43.9%	(190) bps	40.1%	41.8%	(170) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Numerator:
Net income available to common stockholders	$134	$86	$226	$201
Denominator:
Denominator for basic earnings per share—weighted-average common shares	88.1	96.6	89.3	96.9
Effect of dilutive securities:
Employee stock options	0.3	0.3	0.3	0.3
4 percent Convertible Senior Notes	—	0.6	—	0.9
Restricted stock units	0.1	0.2	0.1	0.3
Denominator for diluted earnings per share—adjusted weighted-average common shares	88.5	97.7	89.7	98.4
Diluted earnings per share	$1.52	$0.88	$2.52	$2.04

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Earnings per share - GAAP, as reported	$1.52	$0.88	$2.52	$2.04
After-tax impact of:
Merger related costs (1)	—	—	—	(0.17)
Merger related intangible asset amortization (2)	0.28	0.27	0.57	0.57
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	—	—	—	(0.01)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.06	0.04	0.13	0.08
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	—	—	(0.01)	(0.01)
Restructuring charge (6)	0.02	—	0.03	0.01
Asset impairment charge (7)	—	—	0.02	—
Loss on repurchase/redemption of debt securities and amendment of ABL facility	0.18	0.76	0.18	0.77
Earnings per share - adjusted	$2.06	$1.95	$3.44	$3.28
Tax rate applied to above adjustments (8)	38.4%	38.7%	38.4%	38.9%

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the six months ended June 30, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(7)	Reflects write-offs of fixed assets in connection with our restructuring programs.

(8)	The tax rates applied to the adjustments reflect the statutory rates in the applicable entity.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income	$134	$86	$226	$201
Provision for income taxes	83	63	138	130
Interest expense, net	132	232	239	353
Depreciation of rental equipment	242	240	485	475
Non-rental depreciation and amortization	64	67	131	136
EBITDA (A)	$655	$688	$1,219	$1,295
Merger related costs (1)	—	1	—	(26)
Restructuring charge (2)	2	—	4	1
Stock compensation expense, net (3)	13	11	22	25
Impact of the fair value mark-up of acquired RSC fleet (4)	9	6	18	13
Adjusted EBITDA (B)	$679	$706	$1,263	$1,308

A) Our EBITDA margin was 46.1% and 48.1% for the three months ended June 30, 2016 and 2015, respectively, and 44.6% and 47.2% for the six months ended June 30, 2016 and 2015, respectively.
B) Our adjusted EBITDA margin was 47.8% and 49.4% for the three months ended June 30, 2016 and 2015, respectively, and 46.2% and 47.7% for the six months ended June 30, 2016 and 2015, respectively.

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the six months ended June 30, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$643	$575	$1,247	$1,250
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(2)	(2)	(4)	(5)
Gain on sales of rental equipment	55	56	102	108
Gain on sales of non-rental equipment	—	2	1	4
Merger related costs (1)	—	(1)	—	26
Restructuring charge (2)	(2)	—	(4)	(1)
Stock compensation expense, net (3)	(13)	(11)	(22)	(25)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	(26)	(121)	(26)	(123)
Excess tax benefits from share-based payment arrangements	26	—	53	—
Changes in assets and liabilities	(232)	(37)	(350)	(222)
Cash paid for interest	150	162	219	253
Cash received for income taxes, net	56	65	3	30
EBITDA	$655	$688	$1,219	$1,295
Add back:
Merger related costs (1)	—	1	—	(26)
Restructuring charge (2)	2	—	4	1
Stock compensation expense, net (3)	13	11	22	25
Impact of the fair value mark-up of acquired RSC fleet (4)	9	6	18	13
Adjusted EBITDA	$679	$706	$1,263	$1,308

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the six months ended June 30, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow (usage) as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes that free cash flow (usage) provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow (usage) is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow (usage) should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow (usage).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$643	$575	$1,247	$1,250
Purchases of rental equipment	(622)	(693)	(722)	(1,016)
Purchases of non-rental equipment	(19)	(28)	(42)	(50)
Proceeds from sales of rental equipment	134	124	249	240
Proceeds from sales of non-rental equipment	3	4	7	8
Excess tax benefits from share-based payment arrangements (1)	26	—	53	—
Free cash flow (usage)	$165	$(18)	$792	$432

(1)
The excess tax benefits from share-based payment arrangements result from stock-based compensation windfall deductions in excess of the amounts reported for financial reporting purposes, and are reported as financing cash flows. We added the excess tax benefits back to our calculation of free cash flow to generally classify cash flows from income taxes as operating cash flows. However, these excess tax benefits did not impact free cash flow for the three or six months ended June 30, 2016, as they do not result in increased cash flows until the associated income taxes are settled.

The table below provides a reconciliation between 2016 forecasted net cash provided by operating activities and free cash flow:

Net cash provided by operating activities	$1,600- $1,700
Purchases of rental equipment	$(1,150)-$(1,250)
Proceeds from sales of rental equipment	$450-$550
Free cash flow *	$900- $1,000

* Forecasted free cash flow also includes purchases of non-rental equipment, proceeds from sales of non-rental equipment and excess tax benefits from share-based payment arrangements, which are not expected, in the aggregate, to have a material impact on free cash flow.